Exhibit 99.1

Contact:

Investor Relations

212-479-3195

Newcastle Announces Fourth Quarter & Full Year 2012 Results

FOURTH QUARTER 2012 HIGHLIGHTS

•	GAAP income of $0.32 per diluted share

•	Core Earnings of $0.19 per diluted share

•	Declared common dividend of $0.22 per share

•	GAAP book value increased by $0.22 per share

FOURTH QUARTER 2012 FINANCIAL RESULTS

New York, NY, February 28, 2013 – Newcastle Investment Corp. (NYSE: NCT) reported that in the fourth quarter of 2012, income available for common stockholders (“GAAP income”) was $56 million, or $0.32 per diluted share, compared to $19 million, or $0.18 per diluted share, in the fourth quarter of 2011.

GAAP income of $56 million consisted of the following:

Core Earnings:

•	$33 million, or $0.19 per diluted share, which is equal to net interest income and other revenues less expenses excluding depreciation and amortization, net of preferred dividends

Other Income/Loss:

•

$16 million of other income primarily related to an $8 million break-up fee related to the “ResCap” transaction, $3 million related to non-cash mark-to-market gain related to interest rate derivatives in the CDOs, and $3 million related to non-cash mark-to-market gain related to excess MSRs investments

•	$12 million of non-cash mark-to-market net gain on loans held for sale and impairment recorded on investments

•	Less $5 million of depreciation and amortization

The Company generated $35 million of Cash Available for Distribution (“CAD”), compared to $36 million in the third quarter of 2012.

On December 18, 2012, the Board of Directors declared a quarterly dividend of $0.22 per common share, or $38 million, for the quarter. The Board of Directors also declared dividends of $0.609375, $0.503125 and $0.523438 per share on the 9.75% Series B, 8.05% Series C and 8.375% Series D preferred stock, respectively, for the period beginning November 1, 2012 and ending January 31, 2013.

As of December 31, 2012, GAAP book value was $5.86 per share, an increase of $0.22 per share from September 30, 2012.

FULL YEAR 2012 FINANCIAL RESULTS

In 2012, GAAP income was $429 million, or $2.94 per diluted share, consisted of the following:

Core Earnings:

•	$150 million, or $1.03 per diluted share, which is equal to net interest income and other revenues less expenses excluding depreciation and amortization, net of preferred dividends

Other Income/Loss:

•

$279 million of other income primarily related to a $224 million net gain on the sale of Newcastle’s CDO X interests, a $24 million gain on extinguishment of debt, $9 million related to non-cash mark-to-market gain related to excess MSRs investments and an $8 million break-up fee related to the “ResCap” transaction.

The Company generated $112 million of Cash Available for Distribution (“CAD”).

As of December 31, 2012, GAAP book value was $5.86 per share, an increase of $4.62 per share from December 31, 2011.

The following table summarizes the Company’s operating results ($ in millions, except per share data):

	Three Months Ended			Year Ended
	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	December 31, 2012
Summary Operating Results:

GAAP income	$56	$272	$19	$429

GAAP income, per diluted share	$0.32	$1.63	$0.18	$2.94

Non-GAAP Results:

Core earnings	$33	$43	$32	$150

Core earnings, per diluted share	$0.19	$0.26	$0.30	$1.03

Cash Available for Distribution	$35	$36	$18	$112

For a reconciliation of income available for common stockholders to core earnings and net cash flow provided by operating activities to cash available for distribution, please refer to the tables following the presentation of GAAP results.

FOURTH QUARTER 2012 INVESTMENT ACTIVITY

$145 million of unrestricted cash invested primarily in the following:

$87 million: Non-Agency RMBS investments

Invested $87 million to purchase $134 million face amount of Non-Agency RMBS at an average price of 64.5% of par, with an expected unlevered yield of 6%, and a levered return of 12% assuming 65% financing.

$18 million: Bank Loan investments

Invested $18 million to purchase $52 million face amount of two bank loans in an existing investment at an average price of 34.9% of par.

$16 million: Senior Living Property investments

Invested $16 million (including working capital and transaction costs) to purchase four senior housing assets in two portfolios of $48 million financed with $32 million of non-recourse debt at a weighted average interest rate of 4.75% with a five-year maturity.

$10 million: Non-Agency securities issued by Newcastle

Invested $10 million to purchase $12 million face amount of senior Non-Agency securities issued by Newcastle at an average price of 82.0% of par

SUBSEQUENT EVENTS & INVESTMENT ACTIVITY

$780 million of common equity raised:

Since December 31, 2012, the Company completed the sale of approximately 80.5 million shares of its common stock for gross proceeds of approximately $780 million.

$660 million of unrestricted cash invested or committed to invest primarily in the following:

$347 million: Excess MSRs investments

Invested or committed to invest approximately $320 million to purchase a 33% interest in Excess MSRs on four portfolios with a total of approximately $215 billion unpaid principal balance (“UPB”) of residential mortgage loans. The Company expects the four investments to generate an average 16% IRR and $635 million of total cash flow, or 2.0x its initial investment.

Invested $27 million to purchase a 33% interest in the Excess MSRs on a $13 billion UPB of residential mortgage loan portfolio. The Company expects the investment to generate a 16% IRR and $57 million of total cash flow, or 2.1x its initial investment.

$191 million: Non-Agency RMBS investments

Invested $191 million to purchase $322 million face amount of Non-Agency RMBS at an average price of 59.3% of par, with an expected unlevered yield of 5%, and a levered return of 11% assuming 65% financing.

$66 million: Bank Loan investments

Invested $66 million to purchase $186 million face amount of two bank loans in an existing investment at an average price of 35.5% of par.

$35 million: Non-performing loans

Invested $35 million to purchase 70% interest in a pool of non-performing loans with a total UPB of $83 million at a price of 59.7% of par, with an expected unlevered yield of 10%, and a levered return in the mid-teens assuming 50% financing.

$10 million: Newcastle CDO senior bond

Invested $10 million to repurchase $11 million face amount of a Newcastle CDO senior bond at a price of 89% of par, with an expected unlevered yield of 8%.

CASH AND RECOURSE FINANCING

As of February 27, 2013, the Company’s cash and recourse financings, excluding junior subordinated notes, were as set forth below:

•	Unrestricted Cash Available to Invest after commitments – The Company had $284 million of unrestricted cash available to invest after commitments.

•

Recourse Financing – The Company had $924 million of financing related to FNMA and FHLMC securities with a value of $972 million and $157 million of financing related to a portion of its Non-Agency RMBS portfolio with a value of $240 million. The Company also had an additional $400 million face amount of Non-Agency RMBS with a value of approximately $235 million that was unlevered.

I. RESIDENTIAL SERVICING & SECURITIES

As of December 31, 2012, Newcastle’s residential servicing and securities portfolio consisted of five Excess MSRs investments with a total carrying value of $245 million and 29 Non-Agency RMBS purchased outside of the Company’s CDOs since April 2012 with a total carrying value of $290 million.

During the quarter, this portfolio generated total cash flow of $43 million, including an $8 million break-up fee related to the “ResCap” transaction, and increased in value by $14 million.

Excess MSRs

As of December 31, 2012, the total carrying value of the Company’s Excess MSR investments was $245 million, representing a 65% interest in the net MSR cash flows on five loan portfolios with a total unpaid principal balance of $77 billion.

During the quarter, these investments generated $27 million of total cash flow and increased in value by $3 million.

•	The average updated IRR with actual performance was 19%, compared to an initial expected IRR of 18%

•	Received $55 million of life-to-date total cash flow through the end of December, or 21% of the initial investment of $262 million over an average of 7 months

•	Weighted Average Constant Prepayment Rate (“CPR”) life-to-date was 12% compared to the Company’s initial CPR projection of 20%

Non-Agency RMBS

As of December 31, 2012, the Company’s Non-Agency RMBS portfolio consisted of $434 million face amount of assets (value of 66.8% of par). During the quarter, these investments generated $8 million of total cash flow and increased in value by $11 million.

II. COMMERCIAL REAL ESTATE DEBT & OTHER ASSETS

As of December 31, 2012, the Company’s commercial real estate debt and other assets portfolio consisted of $3.0 billion of diversified assets financed with $2.0 billion of primarily match funded, non-recourse debt In addition, the portfolio consisted of $188 million of senior living properties financed with $121 million of non-recourse mortgage notes. Assets included 226 commercial, residential and corporate real estate securities and loan investments with an average investment size of $12 million, 8,881 mortgage loans backed by residential real estate, and 12 senior living properties.

During the quarter, this portfolio generated total cash flow of $47 million and increased in value by $21 million. During the quarter, the weighted average carrying value of the real estate debt portfolio changed from a price of 83.9% to 84.7% of par.

Newcastle CDO financings

As of December 31, 2012, Newcastle’s four CDOs consisted of $1.8 billion face amount of collateral (value of 80.3% of par) financed with $1.1 billion of non-recourse debt. During the quarter, the CDOs generated $35 million of total cash flow, which included:

•	$14 million of CDO cash receipts consisting of $10 million of excess interest, $3 million of interest on retained and repurchased CDO debt, and $1 million of senior collateral management fees

•	$21 million of principal repayments on repurchased CDO debt

The following table summarizes the cash receipts in the quarter from the Company’s consolidated CDO financings and the results of their related coverage tests ($ in thousands):

	Primary Collateral Type	Cash Receipts (1)	Interest Coverage % Excess (Deficiency)	Over-Collateralization Excess (Deficiency) (2)(3)
			Feb 27,	February 27, 2013		December 31, 2012		September 30, 2012
			2013 (2)%		$	%	$	%	$
CDO IV	Securities	$348	35.2%	-3.7%	(5,586)	-3.7%	(5,586)	0.1%	213
CDO VI	Securities	140	-206.9%	-70.5%	(171,187)	-70.4%	(171,434)	-64.8%	(176,780)
CDO VIII	Loans	5,883	369.2%	11.3%	78,506	10.6%	74,593	9.8%	70,553
CDO IX	Loans	7,622	689.9%	24.7%	139,312	23.4%	134,675	20.6%	127,199

Total		$13,993

(1)	Cash receipts exclude $21 million of principal repayments from repurchased bonds. Cash receipts for the quarter ended December 31, 2012 may not be indicative of cash receipts for subsequent periods. See Forward-Looking Statements below for risks and uncertainties that could cause cash receipts for subsequent periods to differ materially from these amounts.
(2)	Represents the excess or deficiency under the applicable interest coverage or over-collateralization test to the first threshold at which cash flow would be redirected. The Company generally does not receive material interest cash flow from a CDO until a deficiency is corrected. The information regarding coverage tests is based on data from the most recent remittance date on or before February 27, 2013, December 31, 2012 or September 30, 2012, as applicable. The CDO IV test is conducted only on a quarterly basis (December, March, June and September).
(3)	As of the February 2013 remittance, the face amount of assets on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P, or Fitch) for CDOs VIII and IX was zero.

Other Real Estate Related Investments

As of December 31, 2012, other real estate related investments consisted of $1.3 billion face amount of assets (value of 91.1% of par) financed with $1.0 billion of debt. During the quarter, these investments generated $9 million of total cash flow which included:

•	$8 million of excess interest and interest on retained debt

•	$1 million of principal repayments

Senior Living Property Investments

As of December 31, 2012, the Company owned 12 senior living properties consisting of $188 million of assets financed with $121 million of debt.

During the quarter, the investments generated $2.1 million of total cash flow, $0.4 million more than projected.

•	Average occupancy rate was 87.4%, compared to 86.0% in the Company’s initial projection

•	Average monthly revenue per occupied unit was $3,845, compared to $3,874 initially projected

•	Total operating expenses were $6.9 million, compared to $7.1 million initially projected

INVESTMENT PORTFOLIO

The following table describes the investment portfolio as of December 31, 2012 ($ in millions):

	Face Amount $	Basis Amount $ (6)	% of Basis	Carry Value Amount $	Number of Investments	Credit (7)	Weighted Average Life (years) (8)
I. Residential Servicing & Securities
Excess MSRs Investments	$245	$236	7.4%	$245	5	—	5.4
Non-Agency RMBS (1)	434	275	8.7%	290	29	CC	6.8

Total Residential Servicing & Securities Assets	679	511	16.1%	535			6.3

II. Commercial Real Estate Debt & Other Assets
Commercial Assets
CMBS	475	337	10.6%	376	76	BB-	3.2
Mezzanine Loans	528	443	13.9%	443	17	77%	2.2
B-Notes	171	162	5.1%	162	6	68%	2.1
Whole Loans	30	30	0.9%	30	3	48%	1.1
Third-Party CDO Securities (2)	96	67	2.1%	71	5	BB	3.3
Other Investments (3)	25	25	0.8. %	25	1	—	—

Total Commercial Assets	1,325	1,064	33.4%	1,107			2.6

Residential Assets
MH and Residential Loans	332	290	9.1%	290	8,881	705	6.1
Subprime Securities	124	47	1.5%	66	40	CCC	5.0
Real Estate ABS	10	2	0.1%	1	3	CCC-	4.7

	466	339	10.7%	357			5.8

FNMA/FHLMC Securities	769	811	25.5%	813	58	AAA	3.5

Total Residential Assets	1,235	1,150	36.2%	1,170			4.4

Corporate Assets
REIT Debt	63	62	2.0%	66	10	BBB-	1.8
Corporate Bank Loans	392	209	6.6%	209	7	CC	3.6

Total Corporate Assets	455	271	8.6%	275			3.3

Senior Living Property Investments(4)	188	182	5.7%	182	12	—	—

Total Commercial Real Estate Debt & Other Assets	3,203	2,667	83.9%	2,734			3.4

Total/Weighted Average (5)	$3,882	$3,178	100.0%	$3,269			4.0

(1)	Represents Non-Agency RMBS purchased outside of the Company’s CDOs since April 2012.
(2)	Represents non-consolidated CDO securities, excluding eight securities with a zero value that had an aggregate face amount of $107 million.
(3)	Relates to an equity investment in a REO property.
(4)	Face amount of Senior Living Property Investments represents the gross carrying amount, which excludes accumulated depreciation and amortization.
(5)	Excludes an investment in real estate of $7 million and loans subject to a call option with a face amount of $406 million.
(6)	Net of impairment.
(7)	Credit represents the weighted average of minimum ratings for rated assets, the Loan to Value ratio (based on the appraised value at the time of purchase or refinancing) for non-rated commercial assets, or the FICO score for non-rated residential assets and an implied and assumed AAA rating for FNMA/FHLMC securities. Ratings provided herein were determined by third-party rating agencies as of a particular date, may not be current and are subject to change at any time.
(8)	Weighted average life is an estimate based on the timing of expected principal reduction on the asset.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the “Quarterly Supplement – Fourth Quarter 2012” presentation posted to the Investor Relations section of Newcastle’s website, www.newcastleinv.com. For consolidated investment portfolio information, please refer to the Company’s Quarterly Report on Form 10-Q, which are also available on the Company’s website, www.newcastleinv.com.

CONFERENCE CALL

Newcastle’s management will conduct a live conference call on Thursday, February 28, 2013 at 8:30 A.M. Eastern Time to review the financial results for the fourth quarter and full year 2012. A copy of the earnings press release is posted to the Investor Relations section of Newcastle’s website, www.newcastleinv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-888-243-2046 (from within the U.S.) or 1-706-679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Fourth Quarter 2012 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at http://www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on Friday, March 8, 2013 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “13755210”.

ABOUT NEWCASTLE

Newcastle Investment Corp. focuses on opportunistically investing in, and actively managing, real estate related assets. The Company primarily invests in two distinct areas: (1) Residential Servicing and Securities and (2) Commercial Real Estate Debt and Other Assets. The Company is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the average life of an investment, the expected returns, or expected yield on an investment, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that market conditions cause downgrades of a significant number of our securities or the recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; actual recapture rates with respect to any Excess MSR investment; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CAUTIONARY NOTE REGARDING EXPECTED RETURNS AND EXPECTED YIELDS PRESENTED IN THIS PRESS RELEASE

Expected returns and expected yields are estimates of the annualized effective rate of return that we presently expect to be earned over the expected average life of an investment (i.e., IRR), after giving effect, in the case of returns, to existing leverage, and calculated on a weighted average basis. Expected returns and expected yields reflect our estimates of an investment’s coupon, amortization of premium or discount, and costs and fees, and they contemplate our assumptions regarding prepayments, defaults and loan losses, among other things. In the case of Excess MSRs, these assumptions include, but are not limited to, the recapture rate. Income recognized by the Company in future periods may be significantly less than the income that would have been recognized if an expected return or expected yield were actually realized, and the estimates we use to calculate expected returns and expected yields could differ materially from actual results.

Statements about expected returns and expected yields in this press release are forward-looking statements. You should carefully read the cautionary statement above under the caption “Forward-looking Statements,” which directly applies to our discussion of expected returns and expected yields.

Newcastle Investment Corp.

Consolidated Statements of Income

(dollars in thousands, except share data)

	Three Months Ended December 31,		Year Ended
	2012	2011	December 31, 2012
	(unaudited)	(unaudited)
Interest income	$70,272	$73,557	$310,459
Interest expense	21,886	31,533	109,924

Net interest income	48,386	42,024	200,535

Impairment (Reversal)
Valuation allowance (reversal) on loans	(16,427)	23,055	(24,587)
Other-than-temporary impairment on securities	2,853	(1,478)	19,359
Impairment of long-lived assets	—	—	—
Portion of other-than-temporary impairment on securities recognized in other comprehensive income (loss), net of reversal of other comprehensive loss into net income (loss)	1,477	3,723	(436)

	(12,097)	25,300	(5,664)

Net interest income after impairment	60,483	16,724	206,199

Other Revenues
Rental income	9,397	488	17,081
Care and ancillary income	1,583	—	2,994

Total other revenues	10,980	488	20,075

Other Income (Loss)
Gain (loss) on settlement of investments, net	12	2,847	232,897
Gain on extinguishment of debt	958	5,708	24,085
Change in fair value of investments in excess mortgage servicing rights	2,510	367	9,023
Other income (loss), net	12,062	3,708	13,712

	15,542	12,630	279,717

Expenses
Loan and security servicing expense	1,004	1,191	4,260
Property operating expenses	7,443	306	12,943
General and administrative expense	9,739	2,654	22,942
Management fee to affiliate	7,234	4,976	24,693
Depreciation and amortization	4,586	1	6,975

	30,006	9,128	71,813

Income from continuing operations	56,999	20,714	434,178
Income (loss) from discontinued operations	(20)	(18)	(68)

Net Income	56,979	20,696	434,110
Preferred dividends	(1,395)	(1,395)	(5,580)

Income Available for Common Stockholders	$55,584	$19,301	$428,530

Income Per Share of Common Stock

Basic	$0.32	$0.18	$2.97

Diluted	$0.32	$0.18	$2.94

Income from continuing operations per share of common stock, after preferred dividends
Basic	$0.32	$0.18	$2.97

Diluted	$0.32	$0.18	$2.94

Income (loss) from discontinued operations per share of common stock
Basic	$—	$—	$—

Diluted	$—	$—	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic	172,518,808	105,175,323	144,146,370

Diluted	175,413,251	105,175,323	145,766,413

Dividends Declared per Share of Common Stock	$0.22	$0.15	$0.84

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands)

	December 31,
	2012	2011
Assets
Real estate securities, available-for-sale	$1,691,575	$1,731,744
Real estate related loans, held-for-sale, net	843,132	813,580
Residential mortgage loans, held-for-investment, net	292,461	331,236
Residential mortgage loans, held-for-sale, net	2,471	2,687
Investments in excess mortgage servicing rights at fair value	245,036	43,971
Subprime mortgage loans subject to call option	405,814	404,723
Investments in real estate, net of accumulated depreciation	169,473	—
Intangibles, net of accumulated amortization	19,086	—
Operating real estate, held-for-sale	—	7,741
Other investments	24,907	24,907
Cash and cash equivalents	231,898	157,356
Restricted cash	2,064	105,040
Derivative assets	165	1,954
Receivables and other assets	17,230	26,860

Total Assets	$3,945,312	$3,651,799

Liabilities and Stockholders’ Equity

Liabilities
CDO bonds payable	$1,091,354	$2,403,605
Other bonds and notes payable	183,390	200,377
Repurchase agreements	929,435	239,740
Mortgage notes payable	120,525	—
Financing of subprime mortgage loans subject to call option	405,814	404,723
Junior subordinated notes payable	51,243	51,248
Derivative liabilities	31,576	119,320
Dividends payable	38,884	16,707
Due to affiliates	3,620	1,659
Purchase price payable on investments in excess mortgage servicing rights	59	3,250
Accrued expenses and other liabilities	16,352	19,081

Total Liabilities	2,872,252	3,459,710

Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of December 31, 2012 and December 31, 2011	61,583	61,583
Common stock, $0.01 par value, 500,000,000 shares authorized, 172,525,645 and 105,181,009 shares issued and outstanding at December 31, 2012 and 2011, respectively	1,725	1,052
Additional paid-in capital	1,710,083	1,275,792
Accumulated deficit	(771,095)	(1,073,252)
Accumulated other comprehensive income (loss)	70,764	(73,086)

Total Equity	1,073,060	192,089

Total Liabilities and Stockholders’ Equity	$3,945,312	$3,651,799

Newcastle Investment Corp.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012
	(unaudited)	(unaudited)
Cash flows From Operating Activities
Net income	56,979	20,696	434,110
Adjustment to reconcile net income to net cash provided by (used in) operating activities (inclusive of amounts related to discontinued operations):
Depreciation and amortization	4,750	87	7,451
Accretion of discount and other amortization	(6,659)	(11,572)	(45,582)
Interest income in CDOs redirected for reinvestment or CDO bond paydown	(2,540)	(1,298)	(5,484)
Interest income on investments accrued to principal balance	(6,076)	(5,204)	(22,835)
Interest expense on debt accrued to principal balance	109	109	437
Non-cash directors’ compensation	60	27	280
Reversal of valuation allowance on loans	(16,427)	23,055	(24,587)
Other-than-temporary impairment on securities	4,330	2,245	18,923
Change in fair value on investments in excess mortgage servicing rights	(2,510)	(367)	(9,023)
Gain on settlement of investments (net) and real estate held-for-sale	(12)	(2,847)	(232,897)
Unrealized loss on non-hedge derivatives and hedge ineffectiveness	(3,048)	(2,911)	(2,547)
Gain on extinguishment of debt	(958)	(5,708)	(24,085)
Change in:
Restricted cash	482	(88)	2,223
Receivables and other assets	(2,790)	(1,870)	(1,702)
Due to affiliates	269	127	1,961
Accrued expenses and other liabilities	(359)	929	1,259
Payment of Deferred Interest	—	—	(568)

Net cash provided by (used in) operating activities	25,600	15,410	97,334

Cash Flows From Investing Activities
Principal repayments from repurchased CDO debt	21,488	8,804	42,835
Principal repayments from CDO securities	568	894	2,014
Principal repayments from non-Agency RMBS	8,289	11	20,729
Return of investment in excess mortgage servicing rights	15,840	760	29,167
Principal repayments from loans and non-CDO securities (excluding non-Agency RMBS)	55,727	17,140	126,125
Purchase of real estate securities	(391,940)	(30,794)	(989,709)
Purchase of real estate loans	(18,010)	—	(27,226)
Proceeds from sale of investments	—	—	127,000
Acquisition of investments in excess mortgage servicing rights	(3,190)	(40,492)	(221,832)
Acquisition of investments in real estate	(44,110)	—	(185,686)
Additions to investments in real estate	(270)	—	(296)
Deposit paid on investments	—	—	(25,857)
Return of deposit paid on investments	25,582	—	25,582

Net cash provided by (used in) investing activities	(330,026)	(43,677)	(1,077,154)

Cash flows From Financing Activities
Repurchases of CDO bonds payable	(53)	(10,915)	(35,748)
Repayments of other bonds payable	(9,266)	(9,772)	(42,443)
Borrowings under repurchase agreements	374,871	29,202	782,749
Repayments of repurchase agreements	(50,763)	(10,390)	(93,054)
Margin deposits under repurchase agreement	(43,935)	(10,270)	(87,895)
Return of margin deposits under repurchase agreements	44,448	10,270	87,895
Borrowings under mortgage notes payable	32,125	—	120,525
Issuance of common stock	—	—	435,821
Costs related to issuance of common stock	(243)	(437)	(1,083)
Common Stock dividends paid	(37,947)	(15,776)	(104,196)
Preferred Stock dividends paid	(1,395)	(1,395)	(5,580)
Payment of deferred financing costs	(554)	—	(2,385)
Purchase of derivative instruments	—	—	(244)
Restricted cash returned from refinancing activities	—	(74)	—

Net cash provided by (used in) financing activities	307,288	(19,557)	1,054,362

Net Increase (Decrease) in Cash and Cash Equivalents	2,862	(47,824)	74,542

Cash and Cash Equivalents, Beginning of Period	229,036	205,180	157,356

Cash and Cash Equivalents, End of Period	$231,898	$157,356	$231,898

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	12,011	22,366	$71,395

Supplemental Schedule of Non-Cash Investing and Financing Activities
Preferred stock dividends declared but not paid	$930	$930	$930
Common stock dividends declared but not paid	$37,954	$15,776	$37,954
Purchase price payable on investments in excess mortgage servicing rights	$—	$—	$59
Re-issuance of other bonds and notes payable to third parties upon deconsolidation of CDO	$29,959	$5,751	$29,959

Newcastle Investment Corp.

Reconciliation of Core Earnings

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012
Income (loss) applicable to common stockholders	$55,584	$19,301	$428,530
Add (Deduct):
Impairment (Reversal)	(12,097)	25,300	(5,664)
Other income	(15,542)	(12,630)	(279,717)
(Income) loss from discontinued operations	20	18	68
Depreciation and amortization	4,586	1	6,975

Core earnings	$32,551	$31,990	$150,192

Core Earnings

Core earnings is used by management to gauge the current performance of Newcastle without taking into account of gains and losses, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future economic performance. Management views this measure as Newcastle’s “core” current earnings, while gains and losses (including impairment) are simply a potential indicator of future earnings. It also excludes the effect of depreciation and amortization charges, which, in the judgment of management, are not indicative of operating performance.

Management believes that this measure provides investors with useful information regarding Newcastle’s “core” current earnings, and it enables investors to evaluate Newcastle’s current performance using the same measure that management uses to operate the business. Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of its liquidity and is not necessarily indicative of cash available to fund cash needs. The Company’s calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

Newcastle Investment Corp.

Reconciliation of Cash Available for Distribution

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012
Reconciliation of Cash Available for Distribution:
Net cash provided by operating activities	25,600	15,410	97,334

Principal repayments bought at a discount(1)	30,345	9,698	65,578
Less: Return of capital included above (2)	(19,305)	(5,608)	(45,522)

Subtotal	36,640	19,500	117,390

Preferred dividends(3)	(1,395)	(1,395)	(5,580)

Cash Available for Distribution	$35,245	$18,105	$111,810

Other data from the Consolidated Statements of Cash Flows:
Net cash provided by (used in) investing activities	$(330,026)	$(43,677)	$(1,077,154)
Net cash provided by (used in) financing activities	307,288	(19,557)	1,054,362
Net increase (decrease) in cash and cash equivalents	2,862	(47,824)	74,542

(1)	Excludes principal repayments on assets purchased at par or assets where the principal received is required to pay down Newcastle’s debt (assets held in its CDO’s, MH loans and Agency securities).
(2)	Represents the portion of principal repayments from repurchased CDO debt, CDO securities, and Non-Agency RMBS computed based on the ratio of Newcastle’s purchase price of such debt or securities to the aggregate principal payments expected to be received from such debt or securities.
(3)	Represents preferred dividends to be paid on an accrual basis (payments are made at the end of Jan, Apr, Jul and Oct).

Cash Available for Distribution (“CAD”)

•

Management believes that CAD is useful for investors because it is a meaningful measure of the Company’s operating liquidity. It represents GAAP net cash provided by operating activities adjusted for two factors:

1.	Principal payments received in excess of the portion which represents a return of Newcastle’s invested capital in certain of Newcastle’s investments, which were acquired at a significant discount to par. These investments include repurchased CDO debt, CDO securities and Non-Agency RMBS. Although these net principal repayments are reported as investing activities for GAAP purposes, they actually represent a portion of Newcastle’s return on these investments (or yield), rather than a return of Newcastle’s invested capital.

2.	Preferred dividends. Although these dividends are reported as financing activities for GAAP purposes, they represent a recurring use of Newcastle’s operating cash flow similar to interest payments on debt.

•	Management uses CAD as an important input in determining cash available to pay dividends to Newcastle’s common stockholders.

•

CAD excludes principal repayments on assets purchased at par or assets where the principal received is required to pay down Newcastle’s debt (assets held in the its CDOs, MH loans and Agency securities). Furthermore, net cash provided by operating activities, a primary element of CAD, includes timing differences based on changes in accruals. CAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of the Company’s liquidity and is not necessarily indicative of cash available to fund cash needs. The Company’s calculation of CAD may be different from the calculation used by other companies and therefore comparability may be limited.